The legal requirements of the tender offer process restrict us in our ability to respond to some of your questions. Additionally, some of your questions relate to issues that will be communicated after the tender offer closes. Nevertheless, we want to at least acknowledge your concerns and provide some feedback. Please understand that these responses only relate to the on-going tender offer and proposed merger and will have no relevance unless the tender closes.

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The following are employee questions received through 09.13.2000

This Question and Answer Summary is not intended to affect your decision to tender any share of EAI stock you may own. Instead, you should base that decision on the tender offer documents and the Company's recommendation you will receive as a stockholder, which will also be filed with the Securities and Exchange Commission.

Benefits
--------

Q: Will the company's contribution to my 401(k) plan become 100% vested if the merger is finalized?

A: No. The merger with UGS does not effect vesting under the EAI 401(k) plan. You are entitled to your own contributions as well as the vested portion of any company contributions so long as you participate in the plan.

This question received by 09.13.2000

Compensation and Payroll
------------------------

Q: Will employees continue to receive annual performance appraisals and merit salary increases?

A: We currently anticipate no interruption in these practices. Performance appraisals and merit increases should proceed with "business as usual". UGS periodically reviews its similar practices and will assess the need to integrate EAI's practices in the future.

This question received by 09.13.2000

Q: Will our benefits change because of the merger? Will we convert to the UGS payroll? Will we continue to be paid monthly? Bi-weekly?

A: Benefit questions are a top agenda item because year-end processing and enrollments are coming up soon for both UGS and EAI. Additionally, there are various business requirements that must be taken into account when considering a payroll cycle change. As with so many other items, decisions regarding these issues will be communicated as soon as more details are known.

This question received by 09.13.2000

Culture
-------

Q: How will EAI's culture change with regard to issues like dress code, work schedules, and creativity when the UGS merger is concluded?

A: UGS values EAI's technology, people, and a productive and stimulating work environment. You will find many similarities between UGS and EAI with regard to culture and its focus on people. The details on how the two cultures will work together in a common business environment is an important part of on-going discussions.

This question received by 09.13.2000

General
-------

Q: Will EAI keep its name, logo, and legal identity?

A: EAI's identity has value in the marketplace and is an important part of the merger discussions. UGS has initially indicated that it intends to maintain the use of EAI's name, logo, federal tax identification number, etc.

This question received by 09.13.2000

Q: Will EAI locations be eliminated or consolidated with UGS facilities?

A: UGS reviews all facility arrangements and leases on an ongoing basis much the same way as EAI does. Any change will be carefully analyzed with regard to business needs, cost, staffing, and other factors. UGS has indicated its intent to maintain a presence in Iowa.

This question received by 09.13.2000

Immigration
-----------

Q: What is an amended H1B petition, and can I continue working if this must be filed on my behalf due to the merger.

A: An H1B amended petition is an administrative filing that amends your H1B filing. Its filing does not result in an interruption in work status-you continue working. The document that is filed for the amended petition (form I-129) is completed in a way that reflects the change in ownership, name and control of the new company. Amended petitions are required to be filed if the company acquires a new tax ID number. Our current understanding is that the company will continue to operate under the name Engineering Animation, Inc. after the merger and will maintain its existing tax ID number.

This question received by 09.13.2000

Q: Will I have to transfer my case to a new immigration attorney because of the merger with Unigraphics Solutions?

A: We do appreciate an employee's concern that there be continuity in the handling of his or her case; however, there are many reasons other than a merger that might cause a case to be reassigned to a different attorney. Our current plan calls for us to continue with our established practices and procedures. You will be informed in an appropriate manner if any staffing change is to occur in the handling of your case.

This question received by 09.13.2000

Q: What happens to visa (H1B, TN, etc.) and green card processing during a tender offer?

A: We understand that by announcing a proposed tender offer, neither an employee's current immigration status nor the processing of an employee's paperwork needs to change. Until the tender offer is complete, we intend to continue processing and supporting applications by following the same policies and practices that have guided EAI in the past. We will be discussing with Unigraphics what changes, should be made, if any, after the merger.

As you know, there are many reasons why an individual's immigration status might change. One of these reasons is a change in an employee's employer. A tender offer followed by a merger does not necessarily cause a change in an employee's employer. We are operating today under the assumption that the proposed merger will not result in a change in employer and that there will be continuity in your immigration filings.

If the INS were to require amended petitions for H1B applications or new I-140 filings for pending green card cases due to a change in employer, our understanding is that these filings for our particular circumstances would not affect current processing timeframes. The purpose of filing the amended or new filings would be to communicate the merger, company name and change in control to the Immigration and Naturalization Service.

This question received by 09.13.2000

Q: What will happen to EAI jobs?

A: Two of the main reasons UGS is interested in EAI are EAI's people and technology. We already know that our respective businesses are complementary. UGS has publicly stated that initially it expects EAI's business and operations to continue in substantially the same manner after the merger as before the merger. UGS will continue to evaluate the business and operations of EAI during and after the merger, and will take such actions as it deems appropriate.

This question received by 09.13.2000

Stock Option Questions
----------------------

This summary of stock option questions and answers is qualified by and subject to the terms of the Merger Agreement among Unigraphics Solutions, Inc., UGS Acquisition Corporation and Engineering Animation, Inc., which is included in the tender offer documents filed with the Securities and Exchange Commission.

Definitions:
- "Closing of the tender" means the day on which UGS accepts and pays for the tendered EAI shares and, as a result, becomes the majority stockholder of EAI.

- "Tender offer purchase price" means the per share price being paid by UGS for EAI shares.

Q: How do I know if my stock options have vested?

A: The stock option agreement you received at the time you were granted your stock options contains the vesting schedule for your stock options. Additionally, if your stock options were granted under the 1997 Stock Option Plan or the 1994 Stock Option Plan, generally a change in control (which will occur as a result of the tender offer) causes all of your stock options granted under these plans to accelerate and vest as of the closing of the tender offer. Check your copy of the stock option agreement to determine under which plan your options were granted, the vesting schedule, the effect of a change in control on your stock options and the price at which they were granted.

This question received by 09.13.2000

Q: How much cash will I get in exchange for my vested, "above water" stock options?

A: The amount of cash you receive will equal the difference between the tender offer purchase price and the price at which your options were granted, multiplied by the number of vested stock options you have, less applicable tax withholding.

This question received by 09.13.2000

Q: I have stock options that were granted at a price lower than the tender offer purchase price. What will happen to these stock options?

A: Because your stock options were granted at a price lower than the tender offer purchase price, they are said to be "above water." You will receive cash in exchange for those of your stock options that are vested and "above water" promptly following the closing of the tender offer, if the conditions of the offer are satisfied and UGS consummates the offer.

This question received by 09.13.2000

Q: Can my EAI stock options be converted into UGS stock options?

A: No. UGS is offering to pay cash in exchange for EAI stock options. You do not have the ability to trade your EAI stock options for UGS stock options.

This question received by 09.13.2000

Q: Will UGS issue stock options to EAI employees after the tender offer?

A: This is a decision UGS will be making as the merger progresses.

This question received by 09.13.2000

Q: I have stock options that were granted under one of the plans that states vesting will accelerate upon a change in control. I have handed in my resignation and my employment will end before the closing of the tender offer. Will I get the accelerated vesting? Will I have the 90 days following the termination of my employment as provided in my stock option agreement in which to exercise my vested, "above water" stock options?

A: In respect to your question about accelerated vesting, you must be an employee as of the closing of the tender offer in order to receive accelerated vesting of your stock options. You may exercise your vested, "above water" stock options during the 90 days following the termination of your employment or up until the day before the closing of the tender offer, whichever occurs first. If you have any unexercised, vested, "above water" stock options as of the closing of the tender offer, you will automatically receive cash in exchange for these stock options. Your unvested or "underwater" stock options will expire as of the closing of the tender offer.

This question received by 09.13.2000

Q: I have ISOs. If I exercise them prior to the closing of the tender offer and hold the stock I get for a year, then exchange the stock for cash, will I receive the favorable tax treatment associated with ISOs? A: You should consult with your personal tax advisor to discuss your personal situation, but we are advised that the favorable tax treatment associated with ISOs is not available in a cash tender offer or cash merger.

This question received by 09.13.2000

Q: Will taxes be deducted from the amount of money I am to receive in exchange for my vested, "above water" stock options?

A: Whether you have non-qualified stock options (NQs) or incentive stock options
(ISOs), federal and state income taxes and FICA (Social Security and Medicare), unless you have reached the annual maximum, will be deducted from the cash you receive in exchange for your stock options.

This question received by 09.13.2000

Q: Will I be taxed on the cash I receive in exchange for my vested, "above water" stock options?

A: Yes, whether you have incentive stock options (ISOs) or non-qualified stock options (NQs), you will owe taxes on the exchange of your stock options for cash.

This question received by 09.13.2000

Q: What do I need to do in order to have my vested, "above water" stock options exchanged for cash?

A: You do not have to do anything in order to receive the money for your vested, "above water" stock options. You will automatically receive a check in exchange for your vested, "above water" stock options after the closing of the tender offer, if the conditions of the offer are satisfied and UGS consummates the offer.

This question received by 09.13.2000

Q: I also have some stock options that were granted at or above the tender offer purchase price. What will happen to these stock options?

A: Because the grant price of your stock options exceeds the tender offer purchase price, your options are "underwater" and will be cancelled as of the closing of the tender offer. No money, stock or any other consideration will be paid for these "underwater" options because they have no value.

This question received by 09.13.2000

Stock Questions
---------------

This summary of stock questions and answers is qualified by and subject to the terms of the Merger Agreement among Unigraphics Solutions, Inc., UGS Acquisition Corporation and Engineering Animation, Inc., which is included in the tender offer documents filed with the Securities and Exchange Commission.

Q: I have Engineering Animation, Inc. stock that I received when my previous employer was purchased by EAI. Some of the stock certificates have a restrictive legend on them. What should I do?

A: You will automatically receive information in the mail that explains what you need to do to exchange your EAI stock for cash, even if the certificates have a legend on them.

This question received by 09.13.2000

Q: I understand that I will be receiving information in the mail about tendering my EAI stock. If the trading window is closed, will it affect my ability to respond to the offer?

A: Whether the trading window is open or closed, you are free to respond, or not respond, as you choose, to the offer.

This question received by 09.13.2000

Q: I have EAI stock that I purchased above the tender offer purchase price. Can I trade this stock, at some ratio, for UGS stock?

A: UGS has offered to pay cash in exchange for EAI stock. You do not have the ability to trade your EAI stock for UGS stock.

This question received by 09.13.2000